Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Allied Holdings Inc.:

We consent to the use of our report dated February 28, 2014, in this Registration Statement on Form S-3 with respect to the consolidated balance sheet of Legend Group Holdings, LLC as of December 31, 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholder’s equity, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Kansas City, Missouri

January 26, 2015